UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2012

TransDigm Group Incorporated

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-32833

(Commission File Number)

41-2101738

(IRS Employer Identification No.)

1301 East 9th Street, Suite 3000, Cleveland, Ohio	44114
(Address of principal executive offices)	(Zip Code)

(216) 706-2960

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers.

On November 19, 2012, the Compensation Committee (the “Committee”) of the Company’s Board of Directors approved a number of amendments to certain performance vested option agreements (the “Option Agreements”) granted to certain employees, including executive officers pursuant to the Company’s 2008 Stock Option Program under the 2006 Stock Option Plan, as amended (the “Plan”), which are described below:

•

An amendment to all Option Agreements under the Plan to adjust the operational performance per diluted share (“AOP”) targets to take into account the effects of the extraordinary dividend of $12.85 paid by the Company to its stockholders on November 5, 2012 (the “Dividend”).

•	An amendment to all Option Agreements under the Plan to modify the market based “sweep” to take into account the effects of the Dividend.

•

An amendment to the Option Agreements for certain options for executive officers which already had continued vesting after employment under certain circumstances to provide that if the executive officer’s employment terminates by reason of retirement after at least 15 years of service after age 60 or after at least ten years of service after age 65, vesting of the options will continue after termination of employment as set forth in the agreement.

•

Consistent with past practice, an amendment to outstanding option agreements vesting in 2015 for recipients of extension options vesting over 2016 and 2017 to allow participants to treat the operational performance per diluted share that exceeds the maximum AOP targets in an applicable year as having been achieved in the following two fiscal years if less than the full amount of eligible operational performance options would otherwise have vested for such fiscal years.

The foregoing descriptions of the terms of these amendments are qualified in their entirety by the full text of the amendments, copies of which are attached hereto as Exhibit 10.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibit is being filed with this Current Report on Form 8-K:

Exhibit 10.1	Text of Option Amendments

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSDIGM GROUP INCORPORATED

By	/s/ Gregory Rufus
Gregory Rufus
Executive Vice President, Chief Financial Officer and Secretary

Date: November 26, 2012

Exhibit Index

Exhibit 10.1	Text of Option Amendments